===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            WASTE MANAGEMENT, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                         [WASTE MANAGEMENT, INC. LOGO]
                        1001 Fannin Street, Suite 4000
                             Houston, Texas 77002

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1999

TO OUR STOCKHOLDERS:

  The 1999 Annual Meeting of Stockholders (the "Meeting") of Waste Management, Inc. (the "Company") will be held at the St. Regis Hotel, Luxury Collection, 1919 Briar Oaks Lane, Houston, Texas 77027, on May 14, 1999, at 10:00 a.m., Central time, for the following purposes:

  1. To elect four members of the Board of Directors of the Company to serve as Class I directors for a three-year term expiring at the annual meeting of stockholders of the Company to be held in the year 2002.

  2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

  3. To transact such other business as may properly be brought before the Meeting or any adjournments thereof.

  The Meeting may be postponed or adjourned from time to time, and at any reconvened meeting, actions with respect to the matters specified in this notice may be taken without further notice to stockholders unless required by the Bylaws of the Company.

  Only stockholders of record at the close of business on March 22, 1999 are entitled to notice of, and to vote on all matters at, the Meeting and any adjournments thereof. A list of all such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the offices of the Company, 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

                                          By Order of the Board of Directors,

                                          /s/ Gregory T. Sangalis
                                          -----------------------------------
                                          Gregory T. Sangalis
                                          Senior Vice President and Secretary

April 5, 1999



          WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING,
           PLEASE SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY
                RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                         [Waste Management, Inc. LOGO]
                        1001 Fannin Street, Suite 4000
                             Houston, Texas 77002

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Waste Management, Inc., a Delaware corporation ("Waste Management" or the "Company"), of proxies to be voted at its 1999 Annual Meeting of Stockholders to be held at the St. Regis Hotel, Luxury Collection, 1919 Briar Oaks Lane, Houston, Texas 77027, on May 14, 1999, at 10:00 a.m., Central time, and at any adjournment(s) thereof (such meeting or adjournment(s) thereof are referred to as the "Meeting"). This Proxy Statement and the accompanying materials will be mailed on or about April 7, 1999, to holders of record of common stock, par value $0.01 per share ("Common Stock"), of the Company as of the record date.

  The record date for determining stockholders entitled to notice of, and to vote at, the Meeting is the close of business on March 22, 1999. On that date, the Company had outstanding and entitled to vote 608,324,512 shares of Common Stock. Holders of record of Common Stock on the record date will be entitled to one vote for each share held on all matters properly brought before the Meeting.

  A majority of the votes entitled to be cast on matters to be considered at the Meeting constitutes a quorum. If a share is represented for any purpose at the Meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

  Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to stockholders requires the affirmative vote of a majority of the votes cast at the Meeting. In all cases, shares with respect to which authority is withheld, abstentions, and Broker Shares that are not voted will not be included in determining the number of votes cast.

  In addition to use of the mails, proxies may be solicited by personal interview, telephone and facsimile, and by banks, brokerage houses, and other institutions. All costs of soliciting proxies for the Meeting will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to coordinate the solicitation of proxies for a fee of $7,500 plus expenses. Nominees or fiduciaries will be requested to forward the solicitation for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Meeting, or (c) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to the Secretary of Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

                                 ANNUAL REPORT

  A copy of the Company's 1998 Annual Report to Stockholders, covering the fiscal year ended December 31, 1998, including the Company's Annual Report on Form 10-K containing financial statements, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors

  The Board of Directors of the Company is divided into three classes, each consisting of approximately one-third of the total number of the members of the Board of Directors. Directors are elected for a term of three years. At the Meeting, the term of office of the Class I directors will expire, and the four directors in that class will be nominated to serve until the annual meeting of stockholders of the Company in 2002 and until their respective successors are elected. The terms of office of the Class II and Class III directors will expire at the annual meetings of the stockholders of the Company in 2000 and 2001, respectively.

  Waste Management's Board of Directors intends to cause the nomination of Pastora San Juan Cafferty, Ralph F. Cox, Richard J. Heckmann and Steven G. Rothmeier for election as Class I directors. Unless a stockholder requests that voting of his proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the proxy will be voted FOR election of the four nominees described below. If any nominee becomes unavailable for any reason, then the shares represented by proxy will be voted FOR the remainder of the listed nominees and FOR such other nominees as may be designated by the Board of Directors of Waste Management as replacements for those who become unavailable. The Board of Directors recommends a vote FOR each of the nominees for Class I Directors.

  The following sets forth as of March 31, 1999 certain information concerning each of the nominees for election to the Board of Directors and each director who will continue in office.

                                                                             Director Director
          Name                             Description                   Age  Since    Class
          ----                             -----------                   --- -------- --------
Robert S. Miller(3)..... Chairman of the Board                            57   1998      II
John E. Drury........... Chief Executive Officer and Director             55   1994      II
Rodney R. Proto......... President, Chief Operating Officer and Director  50   1996     III
H. Jesse Arnelle(3)..... Director                                         68   1998     III
Pastora San Juan
 Cafferty(1)............ Director                                         58   1998       I
Ralph F. Cox(3)......... Director                                         66   1996       I
Richard J. Heckmann(2).. Director                                         55   1994       I
Roderick M. Hills(2).... Director                                         68   1998      II
Richard D. Kinder(2).... Director                                         54   1997     III
Paul M. Montrone(1)..... Director                                         57   1998      II
John C. Pope(2)......... Director                                         50   1998     III
Steven G. Rothmeier(1).. Director                                         52   1998       I
Ralph V. Whitworth(3)... Director                                         43   1998     III
Jerome B. York(1)....... Director                                         60   1997      II

--------
(1) Member of the Compensation and Stock Incentive Plan Committee
    ("Compensation Committee")
(2) Member of the Audit Committee
(3) Member of the Nominating and Governance Committee

Nominees for Terms Expiring at the Annual Meeting In 2002 (Class I Directors):

  Pastora San Juan Cafferty was a director of Waste Management Holdings, Inc., formerly known as Waste Management, Inc. ("WM Holdings"), from July 1994 to July 1998. She has been a Professor since 1985 at the University of Chicago, where she has been a member of the faculty since 1971. Mrs. Cafferty also serves as a director of Kimberly-Clark Corporation, Harris Bankcorp and its subsidiary, Harris Trust and Savings Bank, Harris Bankmont Inc. and People's Energy Corporation and on the

Boards of the Rush-Presbyterian-St. Luke's Medical Center and the Lyric Opera Association, both in Chicago.

  Ralph F. Cox was a director of Sanifill, Inc. ("Sanifill") from September 1993 until August 1996. Since February 1994, Mr. Cox has been a management consultant. For four years prior thereto, Mr. Cox was President of Greenhill Petroleum Corporation, a subsidiary of Western Mining Corporation. From 1985 through 1990, he served as President and Chief Operating Officer of Union Pacific Resources Company, a petroleum exploration and production company. Before 1985, Mr. Cox spent 31 years with Atlantic Richfield Company ("ARCO"), joining the ARCO board in 1978, assuming responsibility for ARCO's worldwide petroleum exploration and production activities and minerals exploration and production activities in 1984, and culminating with his election as Vice Chairman of ARCO in 1985. Mr. Cox also serves as a director of Bonneville Pacific Corporation, Daniel Industries, Inc., Rio Grande, Inc. and CH2M Hill. He also serves as an Independent Trustee for The Fidelity Group of funds.

  Richard J. Heckmann is Chairman, President and Chief Executive Officer of United States Filter Corporation ("U.S. Filter"), a position he assumed in July 1990. Prior to joining U.S. Filter, Mr. Heckmann was a Senior Vice President-Investments and Branch Manager of Prudential-Bache Securities in Rancho Mirage, California. Mr. Heckmann is also a director of K2 Inc. and United Rentals, Inc.

  Steven G. Rothmeier was a director of WM Holdings from March 1997 to July 1998 and has been Chairman and Chief Executive Officer of Great Northern Capital, a private investment management, consulting and merchant banking firm, since March 1993. From November 1989 until March 1993, he was President of IAI Capital Group, a venture capital and merchant banking firm. For more than ten years prior thereto, he served Northwest Airlines, Inc. or its parent corporation, NWA, Inc., in various executive capacities, including Chairman and Chief Executive Officer from 1986 to 1989. Mr. Rothmeier is also a director of Honeywell, Inc. Department 56, Inc., EW Blanch Holdings, Inc. and Precision Castparts Corp.

Directors Whose Terms Expire At The Annual Meeting In 2000 (Class II
Directors):

  John E. Drury has been Chief Executive Officer and a director of the Company since May 1994 and was Chairman of the Board from June 1995 to July 1998. From 1991 to May 1994, Mr. Drury served as a Managing Director of Sanders Morris Mundy Inc., a Houston based investment banking firm. Prior thereto, Mr. Drury served in various management capacities at Browning-Ferris Industries, Inc. ("BFI"), including President and Chief Operating Officer of BFI from 1982 to 1991. Mr. Drury is also a director of PalEx, Inc., a national provider of pallets and related services.

  Roderick M. Hills was a director of WM Holdings from November 1997 to July 1998. Mr. Hills has served as President of Hills Enterprises, Ltd. (formerly the Manchester Group Ltd.), a consulting firm, since 1987 and as a Partner in Hills & Hills, a law firm, since 1994. Mr. Hills has also served as Vice Chairman of Oak Industries, Inc., a manufacturing firm, since 1989. Mr. Hills served from September to November of 1996 as Chairman of Federal-Mogul Corporation, an automative parts manufacturing firm. Mr. Hills served as Chairman of the Securities and Exchange Commission from 1975 to 1977 and as counsel to the President of the United States in 1975. Mr. Hills is also a Director of Federal-Mogul Corporation and Oak Industries, Inc.

  Robert S. Miller has served as Chairman of the Board of the Company since July 1998 and was a director of WM Holdings from May 1997 to July 1998. He also served as Chairman of the Board and Acting Chief Executive Officer of WM Holdings from October 1997 to July 1998. Mr. Miller serves as Vice Chairman of Morrison Knudsen Corporation, an engineering and construction firm. He also served as Chief Executive Officer of Federal-Mogul Corporation from September until November 1996 and as Chairman of Morrison Knudsen Corporation from April 1995 until September 1996. In addition, since 1993 he has served as Vice President and Treasurer of Moore Mill and Lumber, a privately-held forest products firm, and from 1992 to 1993, he served as Senior Partner of James D. Wolfensohn, Inc., an investment banking firm. From 1979 to 1992, Mr. Miller was with Chrysler Corporation ("Chrysler"), an automobile and truck manufacturing firm, rising to become Vice-Chairman of the Board after serving as Chrysler's Chief Financial Officer. Mr. Miller is a director of Federal-Mogul Corporation, Morrison Knudsen Corporation, Pope & Talbot, Inc., and Symantec Corporation.

  Paul M. Montrone was a director of WM Holdings from January 1997 to July 1998. Mr. Montrone has been President, Chief Executive Officer and a director of Fisher Scientific International, Inc., a distributor of laboratory equipment and supplies since December 1991 and Chairman of the Board since January 1998. Since May 1995, Mr. Montrone has served as Chairman of the General Chemical group, Inc., a manufacturer and distributor of chemicals ("General Chemical") and from prior to 1992 to May 1995 he served as President and a director of General Chemical. He also served as Vice Chairman of the Board of Abex, Inc., a designer and manufacturer of engineered components for aerospace, defense, industrial and commercial markets, or its predecessors, from 1992 to 1995. Mr. Montrone was a director of Wheelabrator Technologies, Inc. or a predecessor thereof from prior to 1989 until January 1997.

  Jerome B. York has been Vice Chairman of Tracinda Corporation since September 1995. From 1993 to 1995, he was Senior Vice President and Chief Financial Officer of IBM Corporation and was elected to the Board of Directors of IBM in January 1995. From 1979 to 1993, Mr. York served in various management positions with Chrysler, including Executive Vice President-Finance and Chief Financial Officer, and he was a director of Chrysler in 1992 and 1993. Mr. York also serves as a director of MGM Grand, Inc., Metro-Goldwyn-Mayer, Inc. and Apple Computer, Inc.

Directors Whose Terms Expire At The Annual Meeting In 2001 (Class III
Directors):

  H. Jesse Arnelle was a director of WM Holdings from 1992 to July 1998. Mr. Arnelle was senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based law firm, until his retirement in 1997. Mr. Arnelle currently serves as "Of Counsel" to Womble, Carlyle, Sandrudge and Rice of Winston-Salem, North Carolina. He also served as Vice Chairman and Chairman of the Board of Trustees of Pennsylvania State University from 1992 to 1998. Mr. Arnelle is a director of Florida Power & Light ("FPL Group"), Eastman Chemical Corporation, Textron Corporation, Gannet Corporation, Armstrong World Industries and Union Pacific Resources, Inc.

  Richard D. Kinder has been Chairman and Chief Executive Officer of Kinder Morgan Energy Partners, L.P., a limited partnership headquartered in Houston, Texas since February 1997. From 1990 through December 1996, he was President and Chief Operating Officer of Enron Corp. Prior thereto, Mr. Kinder served in various management and legal positions with Enron Corp. and its affiliates commencing in 1980. Mr. Kinder is also a director of Baker Hughes Incorporated, K N Energy, Inc. and Transocean Offshore Inc. He is past Chairman of the Interstate Natural Gas Association of America and is a Trustee of the Museum of Fine Arts, Houston.

  John C. Pope was a director of WM Holdings from November 1997 to July 1998. Since January 1996, Mr. Pope has been Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components. Mr. Pope served as President and Chief Operating Officer of United Airlines and its parent company, UAL Corporation, from April 1992 to July 1994. Prior thereto he served as Vice Chairman of both companies beginning in November 1990, and as Executive Vice President, Marketing and Finance beginning in October 1990, as Executive Vice President, Marketing and Planning from May 1989 to September 1990 and as Chief Financial Officer beginning in January 1988. Mr. Pope is also a director of Federal-Mogul Corporation, Wallace

Computer Services, Inc., Medaphis Corporation, Lamalie Associates, Inc. and Dollar Thrifty Automotive group, Inc.

  Rodney R. Proto has been President, Chief Operating Officer and a director of the Company since August 1996. From February 1992 to August 1996, he was President, Chief Operating Officer and a director of Sanifill. Before joining Sanifill, Mr. Proto was employed by BFI for 12 years where he served, among other positions, as President of Browning-Ferris Industries Europe, Inc. from 1987 through 1991 and Chairman of BFI Overseas from 1985 to 1987. Mr. Proto is also a director of Quanta Services, Inc.

  Ralph V. Whitworth has been a principal and managing member of Relational Investors LLC, a private investment company since March 1996. He has also been a partner in Batchelder & Partners, Inc., a financial advisory and investment-banking firm based in La Jolla, California since January 1997. Since June 1988, Mr. Whitworth has been president of Whitworth and Associates, a corporate advisory firm. Mr. Whitworth has served as Chairman of the Board of Directors of Apria Healthcare Group Inc. since April 1998 and as a director of Apria Healthcare Group Inc. since January 1998. He is also a director of CD Radio, Inc. and Wilshire Technologies, Inc.

Compensation, Committees and Meetings

  The Waste Management Board of Directors held eight meetings in 1998. In 1998, the Company's compensation for directors who are not also employees of Waste Management ("Non-Employee Directors") consisted of a grant of options to purchase 12,500 shares of Common Stock. Additionally, the Company reimburses directors for their travel and out-of-pocket expenses incurred in attending Board or committee meetings. Messrs. Cox, Heckmann, Kinder and York, each of whom was a director at the beginning of 1998, received such a grant and reimbursement for expenses.

  In July 1998, the Board of Directors determined to continue to compensate each of the directors who had been a director of WM Holdings and was appointed to the Board in connection with the merger of WM Holdings and a wholly-owned subsidiary of the Company in July 1998 (the "Merger") in the same manner as he or she had been compensated by WM Holdings. Therefore, for 1998, the Company paid to each of Messrs. Miller, Arnelle, Hills, Montrone, Pope, Rothmeier and Mrs. Cafferty, to the extent not already theretofore paid by WM Holdings prior to the Merger, (i) an annual retainer of $50,000 and (ii) fees of $1,000 for each day on which a committee meeting was attended or the director performed substantial services on behalf of the Board or a committee. Under the 1998 Waste Management, Inc. Directors' Deferred Compensation Plan (the "1998 Deferred Compensation Plan"), which was adopted by the Board of Directors effective July 16, 1998, those directors who had previously been directors of WM Holdings were able to make elections pursuant to which the compensation paid to them could be paid, in lieu of cash, in (i) phantom stock or (ii) an equal combination of cash and phantom stock. The Company also reimbursed the directors for their travel and out-of-pocket expenses incurred in connection with Board or committee meetings or service performed on behalf of the Board. Mr. Whitworth, who was appointed to the Board in July 1998 in connection with the increase in the number of the members of the Board and the consummation of the Merger, received a grant of options to purchase 25,000 shares of Common Stock upon his election to the Board.

  Effective November 1998, the Board of Directors adopted the 1999 Waste Management, Inc. Directors' Deferred Compensation Plan (the "1999 Deferred Compensation Plan" and, together with the 1998 Deferred Compensation Plan, the "Deferred Compensation Plans"), into which the 1998 Deferred Compensation Plan has been merged. Commencing January 1, 1999 the Company's compensation for Non-Employee Directors consists of an annual grant of options to purchase 10,000 shares of Common Stock and an annual cash retainer of $20,000. Under the 1999 Deferred Compensation Plan, Non-Employee Directors may elect to receive their annual retainer, in lieu of cash, in either (i) phantom stock or
(ii) an equal combination of cash and phantom stock. The number of phantom stock units equal to the cash compensation otherwise payable divided by the fair market value of a share of the Company's Common Stock is credited to each director electing to participate on January 15 and July 15 of each year.

  The Waste Management Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Audit Committee reviews external and internal audit plans and activities, annual financial statements, and the system of internal financial controls, and approves all significant fees for audit, audit-related and non-audit services provided by independent auditors. The Audit Committee met six times in 1998. The Compensation Committee reviews and determines compensation for Waste Management executive officers and grants options under Waste Management's stock incentive compensation plans. The Compensation Committee met eleven times in 1998. The Nominating and Governance Committee's principal function is to identify and propose to the full Board qualified nominees to fill vacancies as they occur, and to review and report to the Board on Director compensation, monitor and make recommendations to the Board as to corporate governance matters and review and make recommendations to the Board concerning the organization and function of the Board and its committees. The Nominating and Governance Committee met two times in 1998. During 1998, each director attended more than 75% of all meetings of the entire Waste Management Board of Directors and the committees on which he or she served. During 1998, the Board of Directors had an Executive Committee. The Executive Committee, which consisted of Messrs. Drury, Miller and Proto, met once in 1998. The Board of Directors is disbanding the Executive Committee in 1999.

Beneficial Ownership of Waste Management Common Stock

  The following table sets forth information as of March 1, 1999 (unless otherwise indicated) with respect to the beneficial ownership of Common Stock by (1) each owner of more than 5% of Waste Management Common Stock, (2) each director of Waste Management, (3) certain executive officers of Waste Management, including the Chief Executive Officer and Waste Management's other four most highly compensated officers who were serving as officers at December 31, 1998 (the "named executive officers"), and (4) all executive officers and directors of Waste Management as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned.

                                                       Amount of Beneficial
                                                            Ownership
                                                       ------------------------
                                                       Number of     Percentage
Name                                                    Shares        Of Class
----                                                   ---------     ----------
Robert S. Miller......................................   219,406(1)        *
John E. Drury......................................... 2,704,158(2)        *
Rodney R. Proto.......................................   927,630(3)        *
H. Jesse Arnelle......................................    12,397(4)        *
Pastora San Juan Cafferty.............................    14,499(5)        *
Donald R. Chappel.....................................    74,867(6)        *
Ralph F. Cox..........................................    28,094(7)        *
Richard J. Heckmann...................................    17,966(8)        *
Roderick M. Hills.....................................     8,422(9)        *
Richard D. Kinder.....................................    13,688(10)       *
Paul M. Montrone......................................     7,612(11)       *
John C. Pope..........................................     5,483(12)       *
Steven G. Rothmeier...................................     5,828(13)       *
William A. Rothrock...................................   137,007(14)       *
Ralph V. Whitworth.................................... 1,186,194(15)       *
Charles A. Wilcox.....................................   160,259(16)       *
Jerome B. York........................................    15,000(17)       *
Directors and executive officers as a group (28
 persons)............................................. 7,117,579        1.17%

--------
 *  Represents less than one percent.

 (1) Includes 725 shares that Mr. Miller owns jointly with his wife and 217,803 shares issuable pursuant to options exercisable within 60 days. Also includes the equivalent of approximately 597 shares Mr. Miller acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
 (2) Includes 5,176 shares owned by Mr. Drury's wife. Also includes 1,615,000 shares issuable pursuant to options and warrants exercisable within 60 days.
 (3) Includes 20,000 options held by Mr. Proto as trustee of a family trust. Also includes 482,500 shares issuable pursuant to options exercisable within 60 days.
 (4) Includes 10,875 shares issuable pursuant to options exercisable within 60 days. Also includes the equivalent of approximately 396 shares Mr. Arnelle acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
 (5) Includes 10,875 shares issuable pursuant to options exercisable within 60 days.
 (6) Includes 62,427 shares issuable pursuant to options exercisable within 60 days.
 (7) Includes 19,400 shares issuable pursuant to options exercisable within 60 days. Also includes the equivalent of approximately 194 shares Mr. Cox acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
 (8) Includes 6,500 shares issuable pursuant to options exercisable within 60 days. Also includes the equivalent of approximately 194 shares Mr. Heckmann acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
 (9) Includes 2,175 shares issuable pursuant to options exercisable within 60 days. Also includes the equivalent of approximately 2,066 shares Mr. Hills acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
(10) Includes 2,229 shares owned by Mr. Kinders' wife and 5,000 shares issuable pursuant to options exercisable within 60 days.
(11) Includes 4,350 shares issuable pursuant to options exercisable within 60 days.
(12) Includes 435 shares held by Mr. Pope as trustee for a trust. Also includes 2,175 shares issuable pursuant to options exercisable within 60 days and the equivalent of approximately 698 shares Mr. Pope acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
(13) Includes 4,350 shares issuable pursuant to options exercisable within 60 days. Also includes the equivalent of approximately 244 shares Mr. Rothmeier acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans.
(14) Includes 103,374 shares issuable pursuant to options exercisable within 60 days.
(15) Includes the equivalent of approximately 194 shares Mr. Whitworth acquired through the voluntary deferral of directors' fees pursuant to the Deferred Compensation Plans. Also includes 1,186,000 shares owned by various limited partnerships and managed accounts controlled by Relational Investors, L.L.C., of which Mr. Whitworth is a managing member. Mr. Whitworth disclaims any beneficial ownership as to these shares except to the extent of his pecuniary interest therein.
(16) Includes 80,000 shares issuable pursuant to options exercisable within 60 days.
(17) Includes 5,000 shares issuable pursuant to options exercisable within 60 days.

Compensation Committee Report

  This report explains Waste Management's executive compensation program for the year ended December 31, 1998. The Compensation Committee, which consists entirely of Non-Employee Directors, determines the compensation of the Company's senior executives and officers.

  Compensation Philosophy. The structure of Waste Management's executive compensation program is driven by three objectives: (i) to motivate all participants, through their individual performance and teamwork, to build stockholder value, (ii) to closely link annual incentive compensation payout to the achievement of short term, specific financial goals, with long term payout linked solely to share price appreciation, and (iii) to use plans with high "leverage"--that is, plans that when compared to American industry in general, have a relatively lower percentage of "fixed" compensation, and a relatively higher percentage of "at risk" compensation.

  Executive Compensation Program. Waste Management's executive compensation includes base salary, incentive compensation in the form of annual bonuses (short-term incentives) and grants of stock options, exercisable over ten years (long-term incentives). The Committee reviews market compensation data for companies of similar size (as measured by revenue) in establishing targeted compensation levels. This group of companies is known as the "peer group." The Compensation Committee believes that the various compensation programs within the peer group fairly represent the types and levels of compensation Waste Management must be prepared to provide in order to attract and retain qualified executives.

  Base Salary. The Compensation Committee establishes base salaries for executive officers annually in relation to base salaries paid within the peer group. Base salaries for the Company's executives are generally established at the 50th percentile of the peer group. However, base salaries may vary based on such factors as experience, responsibility and current performance.

  Annual Bonus. In general, annual bonuses are based on the achievement of specific performance objectives such as profitability, cash flow and revenue growth. Target bonus levels are generally set at the 75th percentile of the peer group. Actual bonuses paid vary year to year based on actual performance compared to objectives, and may be higher or lower than the target bonuses. In 1998, the bonuses awarded to executives were generally well above the target levels.

  Stock Options. The Company may grant stock options and other stock-related incentives under the stockholder-approved Waste Management, Inc. 1993 Stock Incentive Plan, as amended and restated (the "1993 Stock Incentive Plan"). The 1993 Stock Incentive Plan is intended to provide long-term incentives, the ultimate value of which is determined by increases in the price of Waste Management Common Stock. No stock option can be granted at an exercise price of less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten years after the date of grant, unless earlier terminated in connection with termination of employment, and they generally vest over five years.

  The size of the stock option grants to executives in 1998 was generally near the 90th percentile of the peer group, although extraordinary grants were awarded to Messrs. Drury and Proto as an incentive for them to successfully accomplish the integration of the former Waste Management and USA Waste enterprises. The vesting of these extraordinary grants is tied to the achievement of share price appreciation targets.

  Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility to $1 million of annual compensation for each of the Chief Executive Officer (the "CEO") and the Company's other four most highly compensated officers. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as "performance-based" compensation under the Code. Waste Management's compensation plans have been designed so as to qualify compensation paid under those for deductibility under Section 162(m) of the Code. However, the performance goals set by the Company for 1998 were rendered meaningless as a result of the merger of the former Waste Management and USA Waste. Therefore, the compensation paid to the CEO and named executive officers in 1998 may not qualify for deductibility under Section 162(m). Additionally, the Compensation Committee may authorize the payment of nondeductible compensation in the future if it determines that such action would be in the best interest of Waste Management's stockholders.

  Chief Executive Officer Compensation. As part of the Company's Corporate Governance Guidelines, the Company's Non-Employee Directors perform an annual evaluation of the performance of the CEO. Under Mr. Drury's leadership, the Company achieved significant growth in revenues, net income and earnings per share, before consideration of extraordinary items and acquisition related charges, in 1997 as compared to 1996. Based on these factors, Mr. Drury's base salary was increased to $700,000 effective January 1, 1998. Concurrent with the consummation of the merger between Waste Management and USA Waste in July of 1998, Mr. Drury's salary was increased to $1,000,000 (which is at the 50th percentile of the peer group) in recognition of the challenges of successfully directing a materially larger enterprise.

  In terms of 1998 performance, Mr. Drury successfully directed the merger of USA Waste with the former Waste Management, as well as the acquisition of Eastern Environmental Services, Inc. In addition to these two major transactions, other companies were acquired with annual revenues totaling approximately $1 billion. As a result of these activities, the Company is now the largest solid waste management company in the world, with revenues of $12.7 billion in 1998. Financial results were also outstanding, with fully diluted earnings per share (as adjusted) of $1.82 in 1998, an increase of 66% from the comparable 1997 earnings level of $1.10 per diluted share. These earnings results exclude the after-tax and after-minority interest effects of charges for merger costs, asset impairments and unusual items, loss from continuing operations held for sale and extraordinary items (collectively "special charges"). These special charges reduced diluted earnings per share by $3.14 for 1998 and $2.78 for 1997.

  In light of these accomplishments, Mr. Drury was awarded an annual bonus of $2,200,000 for 1998. This award is the maximum payout permitted under the senior executive bonus formula, reflecting 200% of Mr. Drury's standard bonus, which is set at the 75th percentile of the peer group. In terms of long term incentive compensation, Mr. Drury was granted stock options totaling 1,500,000 shares, with 1,000,000 of these shares having a performance vesting schedule tied to share price appreciation targets.

  Conclusion. Under Waste Management's executive compensation program, the total compensation ultimately attainable by executive officers depends to a high degree upon the consistent achievement of corporate objectives that lead to increasing stockholder value. Accordingly, the program has the desired result of aligning the interests of the executive officers with those of the stockholders. The result has been consistent, solid performance for the stockholders of Waste Management.

                                          The Compensation Committee:
                                          Jerome B. York, Chairman
                                          Pastora San Juan Cafferty
                                          Paul M. Montrone
                                          Steven G. Rothmeier

Performance Graph
  The following performance graph compares the performance of Waste Management Common Stock to the S&P 500 Index and to the Dow Jones Pollution Control Index for the period of five years commencing December 31, 1993, and ending December 31, 1998. The graph assumes that $100 was invested on December 31, 1993 in Waste Management Common Stock, the S&P 500 Index and the Dow Jones Pollution Control Index, and that all dividends were reinvested.




                       [PERFORMANCE GRAPH APPEARS HERE]








                       12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
----------------------------------------------------------------------------
  Waste Management       $100     $100     $166     $280     $345     $410
----------------------------------------------------------------------------
  Dow Jones Pollution
   Control Index (1)     $100     $101     $111     $117     $124     $133
----------------------------------------------------------------------------
  S&P 500 Index          $100     $101     $139     $171     $229     $294


--------
(1) For the year ended December 31, 1997, the Company used the Salomon Smith Barney Solid Waste Index as its peer group index. No comparison is given between the Company's total return and that of the Salomon Smith Barney Solid Waste Index because that index is no longer available.

Executive Compensation

  Summary Compensation Table. The following table sets forth information with respect to persons serving as Waste Management's Chief Executive Officer during 1998 and the named executive officers.

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                            Annual Compensation       Awards
                          ------------------------ ------------
                                                    Securities
   Name and Principal                               Underlying     All Other
        Position          Year  Salary    Bonus      Options    Compensation(1)
   ------------------     ---- -------- ---------- ------------ ---------------
John E. Drury............ 1998 $862,308 $2,200,000  1,500,000       $5,000
 Chief Executive Officer  1997  600,000    660,000    800,000        4,750
                          1996  563,000    625,000    725,000        4,750

Rodney R. Proto.......... 1998  608,642  1,400,000  1,000,000        5,000
 President and Chief      1997  380,000    440,000    400,000        4,750
 Operating Officer        1996  317,700    360,000    822,500        8,807

Donald R. Chappel........ 1998  309,692  1,360,000     85,674        7,979
 Senior Vice President--  1997  237,692     33,600     14,476        3,363
 Operations &             1996  207,692    110,833      7,204          929
 Administration

William A. Rothrock...... 1998  211,539    738,038    100,000        5,000
 Senior Vice President--  1997  152,250    621,750    200,000        4,750
 Business Development     1996  150,000    753,150     57,500        4,750

Charles A. Wilcox........ 1998  365,357    786,800    200,000       12,200
 Senior Vice President--  1997  260,000    490,600    125,000       11,100
 Eastern Area             1996  247,548    500,000     35,000       11,700

--------
(1) Includes contributions by the Company under its 401(k) plan.

  The following table sets forth information concerning the grant of stock options during 1998 to the CEO and the named executive officers:

                       Option Grants In Last Fiscal Year

                                                                 Potential Realizable Value
                         Number of     Percentage of              at Assumed Annual Rate of
                           Shares      Total Options              Stock Price Appreciation
                         Underlying     Granted to    Exercise       for Option Term (3)
                          Options      Employees in     Price    ---------------------------
          Name           Granted(1)     Fiscal 1998  (per share)      5%            10%
          ----           ----------    ------------- ----------- ------------- -------------
John E. Drury...........   500,000         23.79%     $53.9375     $16,960,502   $42,981,242
                         1,000,000(2)                  47.8750      30,108,330    76,300,420

Rodney R. Proto.........   300,000         15.86%      53.9375      10,176,301    25,788,745
                           700,000(2)                  47.8750      21,075,831    53,410,294

Donald R. Chappel.......    35,674          1.36%      33.6375         754,664     1,912,466
                            50,000                     53.9375       1,696,050     4,298,124

William A. Rothrock.....   100,000          1.59%      53.9375       3,392,100     8,596,248

Charles A. Wilcox.......   200,000          3.17%      53.9375       6,784,201    17,192,497

--------
(1) Unless indicated otherwise, all of such options vest in increments of 20% per year over a period of five years beginning on the first anniversary of the date of grant. In addition, all of the options vest immediately upon a change of control of the Company as defined in the relevant stock incentive plan and expire ten years from the date of grant. The options to purchase 35,674 shares of Common Stock granted to Mr. Chappel vest in increments of 1/3 per year over a period of three years beginning on the first anniversary of the date of grant.

(2) The options to purchase 1,000,000 and 700,000 shares granted to Messrs. Drury and Proto, respectively, vest in accordance with certain performance goals being met. Specifically, (i) 25% of the options granted will vest when the fair market value of a share of Common Stock has been equal to or greater than the exercise price increased by 25% for twenty consecutive trading days, (ii) 50% will vest when the fair market value has been equal to or greater than the exercise price increased by 50% for twenty consecutive trading days, (iii) 75% will vest when the fair market value is equal to or greater than the exercise price increased by 75% for twenty consecutive trading days, and (iv) all of the options will be fully vested when the fair market value is equal to or greater than the exercise price increased by 100% for twenty consecutive trading days. Notwithstanding the foregoing, all of the options will vest in full, to the extent not already vested, eight years from the grant date and expire ten years from the grant date.
(3) The potential realizable value of each grant of options assuming the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the rates of 5% and 10% compounded annually.

  The following table sets forth information concerning the exercise of stock options during 1998 by Waste Management's CEO and the named executive officers:

            Aggregated Option Exercises And Year-End Option Values

                                                      Number of           Value of Unexercised
                          Shares               Unexercised Options at    In-the-Money Options at
                         Acquired                 December 31, 1998       December 31, 1998(1)
                            on       Value    ------------------------- -------------------------
Name                     Exercise  Realized   Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ----------- ----------- ------------- ----------- -------------
John E. Drury...........      --           --  1,625,000    2,675,000   $47,570,425  $20,163,700
Rodney R. Proto......... 360,000  $11,422,044    548,375    1,659,125    12,345,269   11,305,047
Donald R. Chappel.......      --           --     62,427       73,783       374,633      308,822
William A. Rothrock.....  15,300      603,368    117,187      292,375     2,650,319    2,746,335
Charles A. Wilcox.......      --           --     80,000      347,178     2,109,695    2,722,703

--------
(1) Represents the difference between aggregate fair market value based on the New York Stock Exchange Composite Tape closing price on December 31, 1998 ($46.625 per share of Common Stock) and the aggregate exercise price.

Employment Agreements

  Messrs. Drury and Proto are each parties to employment agreements with Waste Management which have continuously renewing terms of five years and which provide for the payment of minimum annual base salaries and for participation in all Waste Management benefit plans and programs. Messrs. Chappel, Rothrock and Wilcox are parties to substantially similar employment agreements with Waste Management, each of which has a continuously renewing term of three years.

  The employment agreements include provisions governing compensation and severance benefits upon termination of employment with Waste Management and upon certain changes of control of Waste Management.

  In the event that the employment of the employee is terminated by reason of death or total disability, the employment agreements provide that Waste Management shall pay (i) all accrued and unpaid base salary of the respective employee, (ii) all benefits to which the employee is entitled under any Waste Management benefit plans or policies and (iii) the base salary which would have been payable to the employee if he had continued in employment throughout the respective employment term. In addition, all stock options held by the employee become fully vested.

  The employment agreements provide that an employee's employment may be terminated by Waste Management for cause (as defined in the employment agreements) or without cause. In the event that an employee's employment is terminated for cause, the employment agreements provide that Waste Management shall pay all accrued and unpaid base salary of the respective employee and all benefits to which he is entitled under any Waste Management benefit plans or policies through the termination date. In the event that an employee's employment is terminated without cause, the employment agreements provide that, in addition to amounts payable upon a termination for cause, Waste Management shall pay to the respective employee an amount equal to 75% of his total direct annual compensation (as defined in the employment agreements), and maintain certain health benefits and other insurance coverage for such employee and his spouse and dependents for a specified period after termination.

  The employment agreements may be terminated by the employee at any time after providing Waste Management with 90 days written notice. In the event an employee terminates the agreement, other than following a change of control of Waste Management, the employee will be entitled to receive all of his accrued and unpaid base salary and all benefits to which he is entitled under any Waste Management benefit plans or policies through the termination date.

  In connection with a change of control of Waste Management, the employment agreements generally provide that the employee shall be paid certain compensation if such employee resigns or is terminated from employment with Waste Management at any time within six months of the change of control following the occurrence of any of the following events: (i) a change of his reporting, responsibilities, titles or offices as in effect immediately before the change of control; (ii) a reduction in the employee's base salary as in effect immediately before the change of control; (iii) a failure of Waste Management substantially to maintain and continue employee's participation in all benefit plans; (iv) the change of the employee's principal place of employment to a location more than 50 miles from the employee's original place of employment; (v) failure of Waste Management to pay the employee any compensation to which he is entitled within seven days of the date such compensation is due; and (vi) failure of Waste Management to obtain an assumption of the respective employment agreement by any successor to Waste Management. Certain employees, including Area Senior Vice Presidents and other members of management located other than at the Company's headquarters, may be required to move their principal places of employment. Therefore, the employment agreements for these employees substitutes the event in number (iv) with any failure by the Company to adjust such employee's compensation for relocation and living costs associated with a required relocation.

  The compensation payable to the employee upon such a resignation or termination following a change of control shall include: (i) all accrued and unpaid base salary of the respective employee; (ii) all benefits to which he is entitled under any Waste Management benefit plans or policies; (iii) an amount equal to $1.00 less than three times the employee's "base amount" within the full meaning of Section 280G of the Code; (iv) the immediate vesting of all accrued and unpaid benefits, awards and grants (including stock options); and (v) a bonus or incentive compensation payment, pro-rated to the effective date of resignation or termination. In the event that the benefits payable to the employee constitute an "excess parachute payment" under Section 280G of the Code, the employment agreements provide that Waste Management shall pay the employee an additional amount to reimburse him on an after-tax basis for any excise tax imposed on such payments under Section 4999 of the Code.

  The employment agreements also include such non-competition, non-solicitation and non-disparagement covenants as are customary, in nature and scope, for such agreements.

  Each of the Company's other executive officers are also parties to employment agreements with substantially the same terms as discussed above, ranging from 3 to 5 years in length.

Compensation Committee Interlocks and Insider Participation

  During 1998, Messrs. York, Montrone and Rothmeier and Mrs. Cafferty served on the Compensation Committee of the Board of Directors. During 1998, no executive officer of Waste Management served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Waste Management.

Certain Relationships and Related Transactions

  Ralph V. Whitworth, one of the members of the Board of Directors, serves as a managing member of Relational Investors LLC ("RILLC"), an investment management and advisory firm. RILLC served as a financial advisor to the Company in connection with the Merger. Pursuant to a letter agreement between the Company and RILLC, the Company agreed to pay RILLC (i) a fee of $500,000 payable upon execution of the letter agreement, (ii) a fee in an amount equal to 7.5% of the profits realized by the Company relating to its ownership of securities of WM Holdings, but, in any event, in an amount not to exceed $3 million and (iii) upon consummation of the Merger or certain other business combinations involving the Company and WM Holdings, a fee of $10 million less the amount paid pursuant to clauses (i) and (ii). Additionally, the Company agreed to reimburse RILLC for third-party expenses and to indemnify RILLC and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws. RILLC does not currently provide financial advisory services to the Company.

  RILLC was the general partner and the Company was a limited partner (49% ownership) in LJ Water Partners, LP (the "Partnership"), which was formed in November 1997 for the purpose of acquiring shares of WM Holdings' common stock. RILLC also is the general partner of four limited partnerships and serves as asset manager for a managed account, each of which was a limited partner in the Partnership and which held, in the aggregate, a 51% interest in the Partnership. As general partner of these four limited partnerships, RILLC received management fees in respect of funds committed to the limited partnerships and had the right to receive incentive fees in respect of any net profits earned by the limited partnerships. The Partnership was dissolved on December 29, 1998. Mr. Whitworth owns an approximately 30% equity interest in RILLC and, accordingly, is allocated a pro rata portion of RILLC's annual profits and losses.

  In May 1995, the Company made a personal loan to Douglas G. Sobey, Senior Vice President--Western Area in the aggregate principal amount of $200,000. The loan is interest free and matures in May 1999. As of March 1, 1999, there was approximately $87,000 outstanding on the loan.

Section 16(A) Beneficial Ownership Reporting Compliance

  Under the federal securities laws, Waste Management's directors, executive (and certain other) officers and any person holding more than ten percent of Waste Management Common Stock are required to report their ownership to Waste Management and the Securities and Exchange Commission. Specific due dates for these reports have been established by regulation and Waste Management is required to report in this Proxy Statement any failure to file by these dates during 1998. All of these filings were satisfied by Waste Management's directors, officers and ten percent holders, except that Messrs. Kinder, Rothrock and Sobey each failed to file on a timely basis one report concerning one transaction.

  As of March 1, 1999, Waste Management believes that all directors, officers and ten percent holders are current in their filings. In making these statements, Waste Management has relied on the written representations of its directors, officers and ten percent holders and copies of reports that they have filed with the Commission.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  At the recommendation of the Audit Committee of the Board, Arthur Andersen LLP has been selected by the Board of Directors as the Company's independent auditors for the fiscal year ending December 31, 1999. The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the current year. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

  In September 1998, the Audit Committee recommended to the Board of Directors and the Board resolved to retain Arthur Andersen LLP as the Company's independent accountants. Prior thereto, PricewaterhouseCoopers LLP ("PwC") had served as the Company's independent accountants. There were no disagreements with PwC and the reports of PwC on the Company's consolidated financial statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles.

  Representatives from Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions addressed to them.

                           PROPOSALS OF STOCKHOLDERS

  The Board of Directors will consider proposals of stockholders intended to be presented for action at the 2000 annual meeting of stockholders. A stockholder proposal must be submitted in writing and be received at the Company's principal executive offices, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, Attn: Corporate Secretary no later than December 7, 1999 to be considered for inclusion in the Company's proxy statement relating to the 2000 annual meeting of stockholders.

                        CORPORATE GOVERNANCE GUIDELINES

  In March 1999, the Board of Directors adopted the following Corporate Governance Guidelines for the Company:

Board Mission and Responsibilities

 Mission Statement

  The Company's primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

 Corporate Authority & Responsibility

  All corporate authority resides in the Board of Directors as the representative of the stockholders. The Board delegates authority to management to pursue the Company's mission. Management, not the Board, is responsible for managing the Company. The Board retains responsibility to recommend candidates to the stockholders for elections to the Board of Directors. The Board retains responsibility for selection and evaluation of the Chief Executive Officer (the "CEO"), oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

Board Structure

 Board Composition

  Non-Employee Directors shall constitute a substantial majority of the Board.

 Number of Directors

  The Board shall have a long-term objective of reducing its size to nine directors.

 Committees

  The standing Board committees shall be the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. All standing committees shall be made up of Non-Employee Directors. Committees shall receive authority exclusively through delegation from the Board. The Board must ratify all committee actions unless taken pursuant to an express delegation of authority. A Director may attend any Board committee meeting.

 Non-Employee Director

  "Non-Employee Director" means a person who is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Board of Directors, would interfere in the exercise of independent judgment as a director. No officer or employee of the Company or its subsidiaries shall be qualified as a "Non-Employee Director." It is also presumed that no former officer or employee of the Company may qualify as a "Non-Employee Director," provided that this presumption is rebuttable upon an affirmative determination by the Board.

Directors

 Nominees for Election to the Board

  The Nominating and Governance Committee shall recommend nominees to the full Board for annual elections of directors.

 Retirement

  Directors shall submit their resignation due to retirement effective at the annual meeting of stockholders immediately preceding their 70th birthday.

 Changes in Professional Responsibility

  The Board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the Board's consideration, (i) the CEO and other employee directors shall submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles, and (ii) all Non-Employee Directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities.

 Director Compensation

  From time to time the compensation of directors shall be reviewed by the Compensation Committee, which shall make recommendations to the full Board. The Board's philosophy is that a substantial portion of director compensation shall be equity-based.

 Outside Board Memberships

  The CEO and other senior management members of the Board shall seek the approval of the Board before accepting outside board memberships.

Board Operations

 Board Agenda

  The Chairman shall set the agenda for each Board meeting, taking into account input and suggestions from members of the Board.

 Strategic Planning

  The Board shall hold an annual strategic planning session. The timing and agenda for this meeting is to be suggested by the CEO.

 Independent Advice

  The Board may seek legal or other expert advice from a source independent of management. Generally this would be with the knowledge of the CEO.

 Access to Top Management

  Board members are free to contact members of senior management and are encouraged to coordinate their contacts with the CEO, President, Chief Financial Officer or General Counsel.

 Executive Meetings of Non-Employee Directors

  A brief executive meeting of Non-Employee Directors should be held before each Board meeting. These meetings will be expanded into longer sessions as needed. The Chairman of the Nominating and Governance Committee shall lead these sessions.

 Mailing Board Meeting Materials

  Directors should receive materials for regular Board meetings at least three calendar days before the meeting. It is recommended that directors receive three days notice of Special Board Meetings. If necessary, the Company's By-laws allow for as little as 24 hours formal notice for a Special Board Meeting. Materials for Special Board Meetings shall be distributed as promptly as practicable.

 Guidelines Regarding Field Board Meetings or Director Visits to Operational
Sites

  Board meetings shall periodically include operational site visits. Management shall determine appropriate sites and scheduling for such meetings.

 Board Evaluation

  The Nominating and Governance Committee shall be responsible for evaluating directors as part of its process for recommending director nominees to the Board.

  The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation by the directors of the Board's performance and procedures.

 CEO Evaluation

  The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation of the CEO by the Non-Employee Directors. The Non-Employee Directors will also determine guidance for the Compensation Committee with respect to CEO compensation. The Chairman of the Nominating and Governance Committee shall be the liaison with the CEO.

 Management Succession

  The Board shall coordinate with the CEO to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The CEO shall report to the Board annually about development of senior management personnel and succession plans.

 Media Relations

  Management speaks for the Company.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any other matters to be presented for action at the Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Meeting or any adjournment thereof, it is intended that the proxies solicited hereby be voted thereon in accordance with the recommendations of the Board of Directors of the Company.

                             Waste Management, Inc.

           This Proxy is Solicited By the Board of Directors for the Annual Meeting of Stockholders to be Held on May 14, 1999

  The undersigned hereby appoints John E. Drury, Rodney R. Proto and Gregory T. Sangalis as proxies, and each of them with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of Waste Management, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 14, 1999, at 10:00 a.m., Central time, or at any adjournment thereof, as follows:

  An executed Proxy that does not designate a vote shall be deemed to grant authority for any item not designated.

  ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND UNLESS OTHERWISE DIRECTED WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

 Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in that plan's assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

                            WASTE MANAGEMENT, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  [ ]

The Board of Directors recommends a vote "FOR"       For   Withheld   For All
items (1) and (2).                                   All      All     Except*

                                                     [_]      [_]       [_]
1. Election of directors:

Nominees: Pastora San Juan Cafferty,
          Ralph F. Cox, Richard J. Heckmann
          and Steven G. Rothmeier

------------------------------------------------
       *For all nominees except noted above

2. To ratify the appointment of Arthur Andersen LLP    For    Against    Abstain
   as independent auditors for fiscal 1999.            [_]      [_]        [_]



3. In their discretion, upon such other matters
   (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.

Mark here for
address change
and note to the left.      [_]



                                        Dated: __________________________, 1999

                                        Signature(s) __________________________

                                        _______________________________________

                                        Please sign as name appears on this
                                        card. Joint owners should each sign.
                                        Executors, administrators, trustees,
                                        etc. should give their full title.


                          C   FOLD AND DETACH HERE   C

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.